EXHIBIT 99.1

Carl Wolf, chairman and CEO of MamaMancini’s Holdings, Inc. (OTCQB: MMMB), talks with Top Executive’s Managing Editor Leslie Stone about the company’s key to success, plans for growth and vision for the future.

When it comes to food, Americans are becoming more quality- and nutrition-conscious—especially millennials, who desire foods that are not only convenient and affordable but also healthy and good-tasting. And many of these consumers are choosing to eat at home either by themselves or on the go. “Recent statistics show that the medium-priced restaurant/food service industry has slowed a little and supermarkets have taken some of that business,” says Carl Wolf, chairman and CEO of MamaMancini’s Holdings, Inc. (OTCQB: MMMB). His New Jersey-based company’s specialty pre-prepared, frozen and refrigerated meatballs and pasta products fit right into the trend toward higher-quality, easy-to-prepare and fully prepared fresh foods. “As this trend accelerates, we have a positive track record of success,” he adds. “We have picked up many new customers primarily being the company with the nutritional aspect, the simple, natural ingredient aspect and also the taste and quality aspect.”

Wolf himself has a successful track record of building and selling food companies. He and his wife started a deli cheese company called Alpine Lace Brands (Nasdaq: LACE) from scratch and built it into a $220 million retail business with a presence in more than 95 percent of supermarkets around the country. Their reduced fat and reduced sodium deli products—especially their Swiss cheese—became the second most recognized brand in the country, with an 80 percent brand recognition among women. After selling the company to Land O’Lakes 20 years ago, Wolf joined Saratoga Beverage Group (Nasdaq: TOGA) as co-chairman of the board and then served as chairman of a company called MediaBay (Nasdaq: MBAY). Formerly known as Audio Book Club, the company primarily sold audio cassette tapes. He raised about $15 million in financing for MediaBay before leaving to pursue his own entrepreneurial goals. “I’m a serial entrepreneur; I like more control,” he says, adding that Media Bay’s stock was family controlled. “Shortly after I left they signed a deal with Microsoft to do a major download of books partnership.”

In 2001, Wolf and his family bought a frozen food appetizer plant, built new facilities and focused on upscale appetizers and frozen food products. Then, things took a different turn. “As the recession hit in 2008, we looked at our product line and brought in some outside consultants,” he explains. “We felt we should take on a product that was more sustaining.” Within their product line was MamaMancini’s, which was founded by Daniel Mancini, a former garment industry executive who decided to turn his late Italian grandmother’s meatball recipes into a business. “We felt MamaMancini’s had potential and decided to back that.”

The rest is history. Wolf and his team have taken what was basically “a $25,000 a year operation” and turned it into an entity that in its last quarter was at over a $20 million sales run rate.

Top Executive: We recently went to the supermarket and bought some MamaMancini’s slow-cooked Italian sauce and meatballs and we have to say that Dan’s grandmother’s recipe lives up to its reputation. It does not taste store-bought! Besides creating an authentic and affordable product, what would you say has been the key to the company’s success?

Carl Wolf: Being aware of our mistakes. When things aren’t going the way we envision or issues crop up, we deal with it and change things or cut them and move on. I don’t think successful entrepreneurs—and, again, I consider myself a serial entrepreneur—do 70 percent of things correctly and 25 percent wrong. I think they typically only do about 40 percent of things right but they don’t stick their head in the sand. They change and improvise and keep growing. It’s how they deal with the other 60 percent they need to change or get rid of. You don’t take an unsuccessful model and keep going with it. In MamaMancini’s early life we sold to the frozen sections or the middle of the store sections. We have found that section is not as quality oriented and much more price conscious, and that sector is losing 1- to 2 percent market size annually. Thus, we’ve found that it was less profitable for the company. Two years ago we made a decision to pull back and gave up around 25 percent of our business mostly in the center of the store and pushed forward in the prepared foods area.

The most successful companies have a model that keeps expanding what works and gets rid of the rest. It’s important to be swimming in the stream in the right way. We are in the prepared foods segment of the supermarket industry that we estimate is growing around 8 percent per year. We give a fair value for our product and we are not overpriced. This allows us to make substantial fair margins for ourselves.

Top Executive: What are your primary duties as CEO?

Carl Wolf: I’d say I’m the conscience and the person who has been through it all before. My job is to be flexible and practical, keeping the disciplines strong. Matt Brown our COO is integral in keeping the operations running smoothly, efficiently, and anticipating future issues. I’m also involved in our marketing campaign, and I do make a modest number of sales calls on a key basis. I’m also very active in investor relations as needed. There’s a certain discipline in being a public company. It’s in the reporting. You have to be consistent and knowledgeable and a little better and on top of your game as a result.

Top Executive: Which aspect of your work gives you the most satisfaction?

Carl Wolf: I like selling a quality product, I enjoy mentoring young people—we have a young team—and I like success.

Top Executive: How does the company market itself?

Carl Wolf: We have a well-rounded marketing campaign that includes a lot of social media and consumer materials that are used to convey our product at point-of-purchase. It’s one thing to sell a supermarket chain; it’s another to get them to promote and display your products. We have a whole host of tools that we use to move our program to the forefront.

We have an active consumer PR campaign and use social media to support our placements. Our Instagram and Facebook accounts have 250,000 followers and we have posts with as much as a million views. We also do a lot of local marketing around specific product and supermarket chains on a limited basis. We also are on Sirius national radio. This helps build our brand. Although I am very active in our marketing, I’m not the front person. Dan Mancini is the front person. He does the interviews and various forms of communication, whether it be blogs or online or live TV. He was recently on “Fox & Friends.” Our PR agency estimates that we had 120 million impressions between January and April this year, and it’s continuing at that pace since April.

Top Executive: Does the company still market and sell its products through the QVC network?

Carl Wolf: Yes, QVC is an integral part of our marketing and we are entering our third year with the network. Dan Mancini is our QVC spokesperson and regularly appears two to six times per month for up to 10-minute segments. QVC hits an estimated 30 million homes and is the world’s largest direct-to-consumer marketer. It’s an excellent testing ground for new products because it gets immediate consumer feedback. In fact, we have introduced several new items to QVC this year. Our volumes are doing well and we are more than meeting QVC’s benchmarks. They appear happy with our results. We sell pretty close to all of our products in some variation from our regular retail product and will also offer a different product than what we sell in the supermarkets. It may be a unique flavor variation or a size or convenience factor or how it’s packaged. As you get near holidays like Thanksgiving and Christmas there are more food slots available.

Top Executive: Can you tell us about MamaMancini’s distribution channel?

Carl Wolf: We sell direct to supermarket chains and club stores. If it goes through a distributor it’s a very large-cap distributor. It’s really at the direction of the supermarket chain. There are several very large, efficient distributors for when the supermarket chain decides to go out of house.

Top Executive: We understand you are big on sampling. How do you get consumers to try your product?

Carl Wolf: Sampling gets products into people’s hands. We use what we call our ‘push out to the consumer.’ Deli personnel are our valuable emissaries. We give them VIP coupons. They do passive sampling, where they cut up products and give coupons to the consumer to try them. There is a great deal of communication in that section of the supermarket and customers will often ask if a product is good or not. There is a certain percentage of the customer base that actually knows the prepared food clerks and personnel. If we get trial we are successful.

The key is to make sure the product is merchandised and can be tried. We have point-of-purchase signs—small, medium, large and larger—and we make sure the product is featured in promotions and specials. We did a major consumer sweepstakes promotion with The Fresh Market for the month of March that was very successful. Our line has expanded from meatballs and stuffed meatballs to meatloaf and stuffed pepper mix (the chain provides fresh peppers and we provide the rest). We are introducing chicken parmigiana right now.

Top Executive: Are there any developments you can share with us today?

Carl Wolf: We expect an acceleration of sales as our new business comes in. If that happens, which is our goal, the company should see a significant acceleration in operating income as well. Our goal is to get to a $40 million run rate by late summer and we are hopeful that we are on target to do that. If we get to that run rate we believe cash flow to the company will be $6 million to $7 million per year. This is not our internal projection but our goal. The key to the business right now is execution, which will cause the company to ramp up from a $20 million run rate to a $40 million run rate in less than a year. That is a major undertaking.

Top Executive: Where do you see MamaMancini’s in the coming years?

Carl Wolf: Going down the road we have a sustainable business. We are already in about 30 percent of all supermarkets with basically three products, or three SKUs [stock keeping units]. We believe the potential is 10 SKUs. As we gain velocity in sales at locations we are now in, adding new items and expand our distribution, we very easily could do $150 million to $200 million there. We haven’t even touched food service yet, which is as large as the supermarket business. That comes later because food service tends to be more commodity oriented. As we develop our brand we can sell food service on the value of our quality and nutrition. That’s the model we followed with Alpine Lace. There are new products that we haven’t even developed yet. There’s also the international market. Italian products are loved throughout the world—even in places like Dubai and Shanghai—because they taste good. We believe this is a potential billion-dollar brand. We went public in 2013 through a reverse merger, and we have set our sights on becoming a Nasdaq company. The potential is there. Additionally, as our brand grows we will have more dollars to brand it even further.

Leslie Stone is an award-winning writer, editor and journalist with more than two decades of experience covering business, finance, real estate and lifestyle issues for newspapers, magazines and online publications. Originally from Virginia, she currently resides between Florida and Michigan. Follow Leslie on Twitter: @lescstone.

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